EXHIBIT 99.1

Warren Resources Announces First Quarter 2009 Results and Provides Operational Update

NEW YORK, May 6, 2009 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today announced 2009 first quarter financial and operating results. The Company reported a net loss of $6.6 million, or $(0.11) per diluted common share, for the first quarter ended March 31, 2009. This compares to net earnings of $9.4 million, or $0.16 per diluted common share, for the first quarter of 2008.

Warren's oil and gas revenues decreased 51% to $11.5 million for the first quarter of 2009 compared to $23.5 million in the first quarter of 2008. This decrease primarily resulted from lower realized sales prices for oil and gas in the first quarter of 2009 compared to 2008.

First Quarter of 2009 Results

Total revenues decreased 48% to $12.4 million for the first quarter of 2009 compared to $23.9 million for the first quarter of 2008. Warren's oil and gas production increased to 2.4 billion cubic feet of gas equivalent ("Bcfe") during the first quarter of 2009, which represents a 31% increase over the first quarter of 2008.

During the first quarter of 2009, the Company produced 253,000 net barrels of oil and 920 net million cubic feet ("MMcf") of natural gas. This compares to 243,000 net barrels of oil and 405 net MMcf of gas produced during the first quarter of 2008.

Total expenses increased 31% to $18.9 million during the first quarter of 2009 compared to $14.4 million during the first quarter of 2008. Lease operating expenses and taxes were $8.8 million in 2009 compared to $5.9 million during the same period in 2008. DD&A expenses were $5.3 million, representing a 36% increase over 2008.

General and administrative expenses were unchanged for the first quarter of 2009 at $3.3 million compared to $3.3 million for the first quarter of 2008.

Net cash flow provided by operating activities decreased to $247 thousand for the first quarter of 2009 compared to $9.9 million for the first quarter of 2008. This decrease resulted primarily from lower realized oil and gas prices during the period and higher operating expenses.

The average realized price per barrel of oil was $35.14 for the first quarter of 2009 compared to $85.17 for the first quarter 2008. Additionally, the average realized price per thousand cubic feet ("Mcf") of gas was $2.89 for the first quarter of 2009 compared to $6.80 for the first quarter of 2008. The Company also recorded a gain of $734,000 on its hedging activities during the first quarter of 2009.

Debt and Liquidity

Although the lenders have not completed their Spring 2009 borrowing base re-determination process, Warren does not believe that the $120 million conforming borrowing base under its senior credit facility will be reduced. The Company anticipates that the review will be completed in the next few weeks. The next scheduled borrowing base re-determination will occur in October 2009. At March 31, 2009, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

Interest expense was $1.5 million for the first quarter of 2009 compared to $1.3 million for the first quarter of 2008, primarily due to a higher average outstanding balance under our senior credit facility. As of today, Warren has $115 million drawn against the conforming borrowing base of $120 million available under its senior credit facility, not including the $15 million over-advance feature which expires on May 19, 2009.

"While our production increased, the first quarter continued to provide commodity pricing challenges for us," commented Norman F. Swanton, Chairman and Chief Executive Officer. "Our 2009 average realized oil prices of $35.14 per barrel declined 29% from $49.51 per barrel realized during the last quarter of 2008. Similarly, our 2009 realized natural gas prices of $2.89 per Mcf decreased 28% from $4.04 per Mcf realized in the fourth quarter of 2008. However, during the first quarter, our realized oil differentials from the benchmark WTI price decreased from $12 per barrel in January 2009 to $6 per barrel in March 2009. Until oil and gas commodity prices and capital markets improve, we will follow the strategy of optimizing production and the gross profit margin from existing wells without drilling new wells. We will also continue to pursue measures to further improve our long term liquidity, including possible asset sales, volumetric production payments, additional commodity price hedging and other asset monetization strategies."

Operational Update

Wilmington Oil Field in the Los Angeles Basin in California

Production in the Wilmington Townlot Unit ("WTU") averaged approximately 2,800 gross barrels of oil per day ("BOPD") during the first quarter of 2009, compared to approximately 2,700 gross BOPD for the same quarter in 2008. At this time Warren's capital expenditure forecast does not contemplate additional drilling in the WTU during 2009. Warren owns an approximate 98.9% working interest in the WTU.

As earlier reported, the Company presented its long-term plan to the South Coast Air Quality Management District ("AQMD") in March of 2008 to handle the disposition of produced natural gas associated with increased oil production from the WTU. On June 17, 2008, the Company submitted a draft California Environmental Quality Act ("CEQA") analysis in the form of a Negative Declaration to the AQMD for review. On April 16, 2009, the AQMD issued its Notice of Intent to Adopt a Negative Declaration for our project pursuant to the CEQA analysis. This effectively began the thirty day public comment period required by the CEQA process. The Company believes the AQMD will certify a final version of the Negative Declaration under CEQA within a reasonable time after it reviews the comments submitted during the thirty day comment period which expires on May 15, 2009. Our permits to install the best available control technology ("BACT") equipment should be issued shortly thereafter. Installation of the gas re-injection facilities will commence upon certification of the Negative Declaration and issuance of the necessary permit approvals by the AQMD. The AQMD gas flaring issues have no effect on current production.

Oil production from Warren's North Wilmington Unit ("NWU") averaged 525 gross BOPD in the first quarter of 2009, compared to an average of 420 gross BOPD for the same period in 2008. Warren owns a 100% working interest in the NWU. WTU and NWU California capital expenditures totaled $600 thousand for the first quarter of 2009.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit is currently 16.5 million cubic feet of gas per day ("MMcfd") compared to 14.5 MMcfd at the end of 2008 and 10.5 MMcfd at the end of the first quarter of 2008. During the first quarter of 2009, gas production from the Sun Dog Unit was limited while construction and well tie-ins were being completed. All of the Sun Dog wells were on line and producing in early 2009. In the quarter, water injection, electrical generation and gas compression facilities were expanded in the Sun Dog Unit to accommodate the new development. We currently plan to increase the Sun Dog compression facility capacity to 50 MMcfd by the end of 2009 to accommodate anticipated production increases from naturally inclining CBM production. Warren owns an approximate 42% working interest in the Sun Dog Unit.

Gross gas production from the Doty Mountain Unit was approximately 3.8 MMcfd at the end of 2008 and has continued to increase to approximately 6.5 MMcfd currently. This increased gas production from Doty Mountain is a result of the successful fracture stimulation of several of the existing wells in the unit. Completion of 14 producing wells previously drilled during 2008 and additional fracture stimulation work in the Doty Mountain Unit has been deferred in order to reduce capital expenditures. Warren's working interest in the Doty Mountain Unit is approximately 36%.

In the first quarter of 2009, Warren participated in well enhancements and production improvements in the Catalina Unit, which is adjacent to the Sun Dog Unit. During the first quarter of 2009, gross gas production from the Catalina Unit averaged 28.0 MMcfd compared to 27.1 MMcfd during the last quarter of 2008. Currently, the Company has an approximate 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren's acreage.

At this time Warren and its partners do not intend to develop additional wells in the Atlantic Rim area during 2009. Warren's capital expenditure forecast for 2009 is focused on expansion of facilities necessary to maximize production from existing wells. In order to preserve capital in 2009, Warren and its partners in the project have elected to temporarily shut-in three of the pilot areas - Blue Sky, Jolly Roger, and Brown Cow - that were producing gas at less than commercial rates while they de-watered. Wyoming capital expenditures totaled $1.2 million during the first quarter of 2009.

Updated 2009 Guidance

Warren provides the following updated forecast for production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

                                                             Year
                                       Second Quarter       ending
                                           Ending        December 31,
                                       June 30, 2009         2009
                                       -------------    -------------
 Production:
 Oil (MBbl)                              235 - 245       900 - 1,000
 Gas (MMcf)                             950 - 1,050     4,200 - 4,800
 Gas Equivalent (MMcfe)                2,360 - 2,520    9,600 - 10,800

Capital Expenditures

We have reduced our 2009 capital expenditures budget to $11 million, consisting of $7 million for our California properties and $4 million for our Wyoming properties. However, depending upon economic conditions, oil and gas prices and liquidity issues, capital expenditures may change. We do not believe such a reduction in capital expenditures would have a material effect on 2009 forecasted production or cash flows.

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2009 and 2008.

Warren Resources, Inc.

 Consolidated Statements Of Operations (Unaudited)

                                                Three months ended
                                                     March 31,
                                              ----------------------
                                                 2009       2008
                                              ----------  ----------
                                                  (in thousands,
                                                 except share and
                                               per share information)
 Revenues

   Oil and gas sales                          $   11,547  $   23,484

   Interest and other income                          97         345

   Gain on derivative financial instruments          734          --

   Net gain on investments                            --          93
                                              ----------  ----------

                                                  12,378      23,922
                                              ----------  ----------

  Expenses

   Lease operating expenses and taxes              8,799       5,864

   Depreciation, depletion and amortization        5,316       3,914

   General and administrative                      3,255       3,312

   Interest                                        1,544       1,342
                                              ----------  ----------

                                                  18,914      14,432
                                              ----------  ----------

 Income (loss) before provision for
  income taxes                                    (6,536)      9,490

   Deferred income tax expense                        18          27
                                              ----------  ----------

 Net income (loss)                                (6,554)      9,463

   Less dividends and accretion on
    preferred shares                                  24          33
                                              ----------  ----------

 Net income (loss) applicable to common
  stockholders                                $   (6,578) $    9,430
                                              ==========  ==========

 Earnings (loss) per share - Basic            $    (0.11) $     0.16

 Earnings (loss) per share - Diluted          $    (0.11) $     0.16

 Weighted average common shares
  outstanding - Basic                         58,243,910  57,582,536

 Weighted average common shares
  outstanding - Diluted                       58,243,910  58,644,616

 Production:

   Gas - MMcf                                        920         405

   Oil - MBbls                                       253         243

   Total Equivalents (MMcfe)                       2,438       1,865

 Realized Prices:

   Gas - Mcf                                  $     2.89  $     6.80

   Oil - Bbl                                  $    35.14  $    85.17

   Total Equivalents (Mcfe)                   $     4.74  $    12.59

                                                   Three months ended
                                                        March 31,
                                                   ------------------
                                                     2009      2008
                                                   --------  --------
                                                     (in thousands)
 Net cash flow provided by operating activities:

   Cash flow from operations                       $    247  $  9,886

   Changes in working capital accounts                 (986)    3,962
                                                   --------  --------
   Cash flow from operations before working
    capital changes                                $   (739) $ 13,848
                                                   ========  ========

Conference Call

The public is invited to listen to the Company's conference call set for today, May 6, 2009, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company's website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren's website. A telephonic replay will also be available through May 13, 2009 by dialing (888) 286-8010, or for international callers dial (617) 801-6888, and entering passcode 65824887.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil properties in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See "Risk Factors" in the Company's Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q and other public filings with the Securities and Exchange Commission (www.sec.gov).

CONTACT:  Warren Resources, Inc.
          Media Contact:
          David E Fleming
          212-697-9660